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                                                                   EXHIBIT 23.3

                   CONSENT OF KPMG, PRETORIA, SOUTH AFRICA,
                      INDEPENDENT CHARTERED ACCOUNTANTS



The Board of Directors
MAS Technology Limited:

     We consent to the use of our report dated March 18, 1997, on the combined balance sheets of NZ Telecoms (Proprietary) Limited and Affiliate as at February 29, 1996 and February 28, 1995, and the related combined statements of operations, statements of shareholders' equity and cash flows for each of the years in the two-year period ended February 29, 1996, included herein, and to the reference to our firm in the form and context in which they are contained in the registration statement.


KPMG
Chartered Accountants
Pretoria
South Africa
January 27, 1998